Exhibit 10.8

EMPLOYMENT AGREEMENT

(John A. Saxton)

This EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”), dated as of February 2, 1998, is between The Sheridan Group, Inc., a Maryland corporation (the “Employer”), and John A. Saxton (the “Employee”).

WHEREAS, the Employer wishes to employ the Employee as an executive officer of the Employer, and the Employee wishes to work as an executive officer of the Employer, on the terms set forth below.

NOW, THEREFORE, it is hereby agreed as follows:

§1.           EMPLOYMENT.  The Employer hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and subject to the conditions hereinafter set forth.

§2.           DUTIES.  The Employee shall be employed as the President and Chief Executive Officer of the Employer.  In such capacity, the Employee shall have the executive responsibilities and duties assigned by the Employer’s Board of Directors (the “Board”).  The Employee agrees to devote his full time and best efforts to the performance of his duties to the Employer.

§3.           TERM.  The term of employment of the Employee hereunder shall commence on the Closing Date under and as defined in the Recapitalization Agreement dated as of December 29, 1997 among the Employer and the other parties named therein (the “Commencement Date”) and shall continue until March 31, 2000 (the “Initial Term”), unless earlier terminated pursuant to §6, and shall be renewed automatically for additional one (1) year terms thereafter unless terminated by either party by written notice to the other party given at least ninety (90) days prior to the expiration of the then current term.

§4.           COMPENSATION AND BENEFITS.  During the term of the Employee’s employment hereunder, in consideration for the services of the Employee hereunder, the Employer shall compensate the Employee as follows:

(a)           Base Salary.  The Employer shall pay the Employee, in accordance with the Employer’s current payroll practices, a base salary (the “Base Salary”).  The Base Salary will be paid at an annual rate of $410,000.  Such Base Salary shall be reviewed periodically by the Board and may be increased from time to time at the sole discretion of the Board.

(b)           Management Incentive Bonus.  The Employee shall be eligible to receive from the Employer, for each of the fiscal years of the Employer ended after the date hereof, a management incentive bonus (the “Incentive Bonus”) in an amount up to 50% of the Base Salary then in effect, in accordance with an incentive bonus plan to be adopted by the Board prior to the end of the first fiscal quarter for each such fiscal year.  The Incentive Bonus for each fiscal year shall be paid within 30 days after the completion of the Employer’s audited financial statements for such fiscal year.

(c)           Insurance; Other Benefits.  Health, disability and life insurance for the Employee shall be provided by the Employer under group health, disability and life insurance plans maintained by the Employer for its full-time, salaried employees as such employment benefits may be modified from time to time by the Employer for all full-time, salaried employees.  The amount and extent of such coverage shall be subject to the discretion of the Board.  In addition, the Employer shall continue to pay the premiums with respect to the supplemental life insurance coverage provided pursuant to and in accordance with the Split Dollar Agreement dated October 26, 1995.

(d)           Stock Options.  The Employee is entitled to receive options to purchase 5,000 shares of the Employer’s Class A Common Stock, $.01 par value per share, under the Employer’s 1998 Stock Option Plan on terms and conditions to be established by the Board pursuant thereto.

(e)           Additional Annual Bonus.  In addition to the Incentive Bonus, the Employee is entitled to receive from the Employer, for each of the fiscal years of the Employer ended after the date hereof, an additional annual bonus (the “Additional Bonus”) in an amount equal to (i) $30,000 minus (ii) the amount of all contributions made by the Employer to the Employer’s Profit Sharing Plan for the account of the Employee during such fiscal year.  The Additional Bonus for each fiscal year shall be paid within 30 days after the completion of the Employer’s audited financial statements for such fiscal year.

§5.           EXPENSES.  The Employer shall reimburse the Employee for all reasonable expenses of types authorized by the Employer and incurred by the Employee in the performance of his duties hereunder.  The Employee shall comply with such budget limitations and approval and reporting requirements with respect to expenses as the Employer may establish from time to time.

§6.           TERMINATION.  The Employee’s employment hereunder shall commence on the Commencement Date and continue until the expiration of the Initial Term, and any extension of such term pursuant to §3, except that the employment of the Employee hereunder shall earlier terminate:

(a)           Death or Disability.  Upon the death of the Employee during the term of his employment hereunder or, at the option of the Employer, in the event of the Employee’s physical or mental disability, upon thirty (30) days’ written notice from the

Employer.  The Employee shall be deemed disabled if an independent medical doctor (selected by the Employer’s health or disability insurer) certifies that the Employee has for 180 days, consecutive or non-consecutive, in any twelve (12) month period been physically or mentally disabled in a manner which seriously interferes with his ability to perform his responsibilities under this Agreement.  Any refusal by the Employee to submit to a medical examination for the purpose of certifying physical or mental disability under this §6(a) shall be deemed to constitute conclusive evidence of the Employee’s physical or mental disability.

(b)           For Cause.  For “Cause” immediately upon written notice by the Employer to the Employee.  For purposes of this Agreement, a termination shall be for Cause if any one or more of the following has occurred:

(i)            the Employee shall have committed an act of fraud, embezzlement or misappropriation against the Employer, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the Employer’s business; or

(ii)           the Employee shall have been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony or any crime involving moral turpitude; or

(iii)          the Employee shall have refused, after explicit written notice, to obey any lawful resolution of or direction by the Board which is consistent with his duties hereunder; or

(iv)          the Employee has been chronically absent from work (excluding vacations, illnesses or leaves of absence approved by the Board); or

(v)           the Employee shall have failed to perform the duties incident to his employment with the Employer on a regular basis, and such failure shall have continued for a period of twenty (20) days after written notice to the Employee specifying such failure in reasonable detail (other than as a result of the Employee’s Disability); or

(vi)          the Employee shall have engaged in the unlawful use (including being under the influence) or possession of illegal drugs on the Employer’s premises; or

(vii)         the Employee shall have breached any one or more provisions of the Stockholder Agreement of even date herewith among the Employer and its stockholders, and such breach shall have continued for a period of ten (10) days after written notice to the Employee specifying such breach in reasonable detail.

(c)           Resignation Without Good Reason; Without Cause.  Upon thirty (30) days’ written notice by the Employer to the Employee or by the Employee to the Employer without Good Reason (as defined below).

(d)           Resignation With Good Reason.  Upon written notice by the Employee to the Employer for Good Reason specifying in reasonable detail the basis for such termination, provided, that such notice shall be given no more than thirty (30) days following the event or condition which gives rise to such termination.  For purposes of this Agreement, the term “Good Reason” shall mean the occurrence of any of the events or conditions described in subparagraphs (i) through (ii) hereof without the Employee’s express written consent which is not corrected within 20 days after delivery by the Employee of written notice to the Employer:

(i)            a material reduction in the Employee’s status, title, position, scope of authority or responsibilities (including reporting responsibilities), the assignment to the Employee of any duties or responsibilities which are materially inconsistent with such status, title, position, authority or responsibilities; or any removal of the Employee from or failure to reappoint him to any of such positions, except in connection with the termination of his employment for Cause, as a result of his death or disability or by the Employee other than for Good Reason; or

(ii)           a material reduction by the Employer in the Employee’s compensation or benefits.

(e)           Rights and Remedies Upon Termination.

(i)            If the Employee’s employment hereunder is terminated by the Employer pursuant to §6(c) or by the Employee with Good Reason pursuant to §6(d), then the Employee shall be entitled to receive (A) severance payments, in accordance with the Employer’s then current payroll practices, at an annual rate equal to the sum of (1) the Employee’s Base Salary in effect at the time of such termination plus (2) the average of the Incentive Bonuses earned by the Employee for the two fiscal years immediately preceding the date of termination, for a period equal to the longer of the remainder of the then current employment term or one year, and (B) payment of any expense reimbursements under §5 hereof for expenses incurred in the performance of his duties prior to termination.

(ii)           Except as otherwise set forth in this §6(e), the Employee shall not be entitled to any severance or other compensation after termination.

§7.           INVENTIONS; ASSIGNMENT.  All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Employer’s business, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Employee may discover, invent or originate during the term of his employment hereunder, and for a period of twelve (12) months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of the Employer (“Inventions”), shall be the exclusive property of the Employer.  The Employee shall promptly disclose all Inventions to the Employer, shall execute at the request of the Employer any assignments or other documents the Employer may deem necessary to protect or perfect its rights therein, and shall assist the Employer, at the Employer’s expense, in obtaining, defending and enforcing the Employer’s rights therein.  The Employee hereby appoints the Employer as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Employer to protect or perfect its rights to any Inventions.

§8.           CONFIDENTIAL INFORMATION.  The Employee recognizes and acknowledges that certain assets of the Employer, including without limitation information regarding customers, pricing policies, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets (hereinafter called “Confidential Information”) are valuable, special, and unique assets of the Employer and its affiliates.  The Employee shall not, during or after his term of employment, disclose any or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by the Employee of his confidentiality obligations hereunder.  In the event of the termination of his employment, whether voluntary or involuntary and whether by the Employer or the Employee, the Employee shall deliver to the Employer all documents and data pertaining to the Confidential Information and shall not take with him any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information.

§9.           NON-COMPETITION.  In consideration of the Employer’s obligations hereunder, during the term of the Employee’s employment hereunder and during the Designated Period (as defined herein) thereafter, the Employee will not (i) anywhere within North America, engage, directly or indirectly, alone or as a shareholder (other than as a holder of less than five percent (5%) of the common stock of any publicly traded corporation), partner, officer, director, employee or consultant of any other business organization that (A) is engaged or becomes engaged in the business of providing publishing and printing services for periodicals, magazines and journals or (B) is engaged in any other business activity that the Employer is conducting at the time of the Employee’s termination or any activity related thereto that the Employer has notified the Employee that it proposes to conduct (the “Designated Industry”), (ii) divert to any competitor of the Employer any customer of the Employer, or (iii) solicit or encourage any officer, employee or consultant of the Employer to leave its employ for employment by or with any competitor of the Employer.  The term “Designated Period” shall mean a period equal to the longer of (x) twelve (12) months or (y) the period during which the Employer is paying to the Employee the severance payments described in §6(e).  If at any time the provisions of this §9 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this §9 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Employee agrees that this §9 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

§10.         GENERAL.

(a)           Notices.  All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this §10(a):

If to the Employer, to:

c/o BancBoston Ventures Inc.

175 Federal Street, 10th floor

Boston, Massachusetts

Attention:  Craig H. Deery

With a copy to:

Robert M. Wolf, Esq.

Bingham Dana LLP

150 Federal Street

Boston, Massachusetts  02110

If to the Employee, to:

John A. Saxton

12313 Cleghorn Road

Hunt Valley, Maryland  21030

(b)           Equitable Remedies.  Each of the parties hereto acknowledges and agrees that upon any breach by the Employee of his obligations under §§7, 8 and 9 hereof, the Employer will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

(c)           Severability.  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

(d)           Waivers.  No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(e)           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f)            Assigns.  This Agreement shall be binding upon and inure to the benefit of the heirs and successors of each of the parties hereto.

(g)           Entire Agreement.  This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by each of the parties hereto.  Without limiting the foregoing, this Agreement supersedes in its entirety the Employment Agreement dated as of April 1, 1995 between the Employee and the Employer which is hereby terminated.

(h)           Governing Law.  This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Maryland.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

THE SHERIDAN GROUP, INC.

By:	/s/ Robert M. Jakobe
Title: Vice President and Chief Financial Officer

/s/ John A. Saxton
John A. Saxton

THE SHERIDAN GROUP, INC.

11311 McCormick Road, Suite 260

Hunt Valley, Maryland 21031-1437

April 1, 2000

Mr. John A. Saxton

12313 Cleghorn Road

Hunt Valley, Maryland  21030

Re:          First Amendment to Employment Agreement

Dear Mr. Saxton:

Reference is hereby made to the Employment Agreement, dated as of February 2, 1998 (the “Employment Agreement”), between The Sheridan Group, Inc., a Maryland corporation (the “Employer”), and John A. Saxton.  Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Employment Agreement.

1.             Renewal of Initial Term.  We hereby agree with you to extend the Initial Term of your employment under the Employment Agreement to March 31, 2001.

2.             Amendments to Employment Agreement.  We hereby further agree with you to amend the Employment Agreement as follows:

(a)           The second sentence of Section 4(a) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“The Base Salary will be paid at an annual rate of $460,000.”

(b)           Section 6(d)(i) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“(i)          a material reduction in the Employee’s status, title, position, scope of authority or responsibilities (including reporting responsibilities), the assignment to the Employee of any duties or responsibilities which are materially inconsistent with such status, title, position, authority or responsibilities; relocation of the Employer’s corporate offices more than 50 miles away from their location in Hunt Valley, Maryland; or any removal of the Employee from or failure to reappoint him to any of such positions, except in connection with the termination of his employment for Cause, as a result of his death or disability or by the Employee other than for Good Reason; or”

(c)           Section 6(e)(i) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“(i)          If the Employee’s employment hereunder is terminated by the Employer pursuant to §6(c), by the Employer pursuant to §3 or by the Employee with Good Reason pursuant to §6(d), then the Employee shall be entitled to receive (A) severance payments, in accordance with the Employer’s then current payroll practices, at an annual rate equal to the sum of (1) the Employee’s Base Salary in effect at the time of such termination plus (2) the average of the Incentive Bonuses earned by the Employee for the two fiscal years immediately preceding the date of termination, for a period equal to the longer of the remainder of the then current employment term or two years, and (B) payment of any expense reimbursements under §5 hereof for expenses incurred in the performance of his duties prior to termination.”

3.             Miscellaneous.  In all other respects, the Employment Agreement shall remain in full force and effect.

Please indicate your agreement to the foregoing by signing and returning to the Employer a counterpart of this letter.

Very truly yours,

THE SHERIDAN GROUP, INC.

	By:	/s/ Robert M. Jakobe
	Title:	VP, Finance, TSG

Agreed to and accepted by:

/s/ John A. Saxton
John A. Saxton